Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 27, 2015, relating to the statement of operations, cash flows, and stockholders’ equity (deficit) of Northern Oil and Gas, Inc. appearing in the Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2016 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 22, 2017